Exhibit 3.1

THIRD AMENDMENT
TO
AMENDED AND RESTATED BYLAWS
OF
CRAY INC.
(the “Corporation”)

Dated: May 16, 2019

The Amended and Restated Bylaws of the Corporation (the “Bylaws”) are hereby amended as follows:

1.The following paragraph shall be added to the Bylaws as Section 12, titled “Section 12: Forum Selection”:

“Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Superior Court of the State of Washington for King County (or, if such court does not have jurisdiction, any other state or federal court in the State of Washington) shall be the sole and exclusive forum for any internal corporate proceedings, as such term is defined and used in Chapter 23B.02.080 of the Revised Code of Washington, brought by a shareholder (including any beneficial owner), including without limitation: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any shareholder, director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation (or any director, officer, shareholder, employee or agent of the Corporation) arising pursuant to or under any provision of the Revised Code of Washington or the Restated Articles of Incorporation or these Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Restated Articles of Incorporation or these Bylaws, or (v) any action asserting a claim against the Corporation or any director, officer, shareholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Washington. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.”

2.	Except as expressly modified hereby, the Bylaws and all of the provisions contained therein shall remain in full force and effect.

By:	/s/ Michael C. Piraino
Michael C. Piraino
Secretary